EXHIBIT 21.0

LISTING OF SUBSIDIARIES

ALNM Group, Inc., a Michigan corporation

Amerex International, Inc., a British Virgin Island corporation

Ayers, Lewis, Norris & May, Inc., a Michigan corporation

Ayers, Lewis, Norris & May, Inc., an Ohio corporation

Ayers, Lewis, Norris & May Operations Services, Inc., a Michigan corporation

Crosby Mead Benton & Associates, a California corporation

TKCG, Corp., a California corporation

UEI Associates, Inc., a Texas corporation

UEI Global I, Inc., a Texas corporation

Universal Energy do Brasil, Ltda., a Brazilian limited liability company

Universal Energy, Inc., a Texas corporation